EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in the Annual Report of Cemtrex, Inc. on Form 10K of our report dated January 6, 2011 on our audit of the financial statements of Cemtrex, Inc. and Subsidiary as of September 30, 2010 and for the year then ended, which our report is incorporated in the Form 10K.

/s/ Gruber & Company, LLC
Lake Saint Louis, Missouri
January 13, 2011